Builders FirstSource Releases 2024 Corporate Social Responsibility Report

May 1, 2023 IRVING, TX (BUSINESS WIRE) – Builders FirstSource, Inc. (NYSE: BLDR) (“Builders FirstSource” or the "Company"), the nation’s largest supplier of building products, prefabricated components, and value-added services to the professional market for new residential construction and repair and remodeling, announced today that it has published its 2024 Corporate Social Responsibility (CSR) report, highlighting how the Company aligns and advances sustainability within its business strategy to deliver value for its customers, team members and stakeholders. Investors can view the 2024 CSR report on the CSR page of our Investor Relations website.

Highlights from the 2024 CSR report include:

Safety:

•
Delivered an industry leading total recordable incident rate of 1.54, a year-over-year reduction of 30%, once again beating the Company’s 10% annual reduction target
•
>60% of the Company’s facilities were accident-free in 2023
•
Installed safety cameras in over 95% of its heavy- and medium-duty trucks, with plans to equip light-duty vehicles by the end of 2024

Team Members & Communities:

•
Redesigned and bolstered team member benefit offerings to maintain its leading position
•
~20 average hours of training per team member
•
Supported local communities by delivering more than $4 million in charitable giving in 2023

Operations:

•
>95% of the Company’s wood is from Sustainable Forestry Initiative (SFI) or Forest Stewardship Council (FSC) certified vendors
•
>1.5 million trees saved in 2023 through sales of the Company’s more efficient manufactured products
•
Investing time, effort, and resources to set short-, medium-, and long-term reduction targets for Scope 1 and Scope 2 emissions no later than 2025

“I’m proud of the progress we’ve made on our corporate social responsibility journey, which is central to our overall strategy. In 2023, we delivered innovative, sustainable solutions to address our customers’ needs, contributing to their success as well as profitable growth for Builders FirstSource. We are continuing to build on our high-performing, values-driven culture, which allows us to attract, develop, and retain the best talent in the industry, and we will continue to positively impact the communities in which we operate,” commented Dave Rush, CEO of Builders FirstSource.

About Builders FirstSource

Headquartered in Irving, Texas, Builders FirstSource is the largest U.S. supplier of building products, prefabricated components, and value-added services to the professional market segment for new residential construction and repair and remodeling. We provide customers an integrated homebuilding solution, offering manufacturing, supply, delivery, and installation of a full range of structural and related building products. We operate in 43 states with ~570 locations and have a market presence in 48 of the top 50 and 89 of the top 100 MSAs, providing geographic diversity and balanced end market exposure. We service customers from strategically located distribution and manufacturing facilities (some of which are co-located) that produce value-added products such as roof and floor trusses, wall panels, stairs, vinyl windows, custom millwork, and pre-hung doors. Builders FirstSource also distributes dimensional lumber and lumber sheet goods, millwork, windows, interior and exterior doors, and other specialty building products. www.bldr.com

Builders FirstSource Contact:

Heather Kos

SVP, Investor Relations

Builders FirstSource, Inc.

investorrelations@BLDR.com